Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-111860) of NIKE, Inc. of our report dated November 21, 2012, relating to the financial statements and schedules of the 401(k) Savings and Profit Sharing Plan for Employees of NIKE, Inc., which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Portland, Oregon

November 21, 2012